Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hailiang Education Group Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-222271) on Form F-3 of Hailiang Education Group Inc. of our report dated October 14, 2020, with respect to the consolidated statements of financial position of Hailiang Education Group Inc. as of June 30, 2020 and 2019, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the years then ended, and the related notes, which report appears in the June 30, 2020 annual report on Form 20-F of Hailiang Education Group Inc.

Our report dated October 14, 2020, on the consolidated financial statements, refers to changes in the method of accounting for revenue recognition and financial instruments as of July 1, 2018 and a change in the method of accounting for leases as of July 1, 2019.

Our report dated October 14, 2020, on the consolidated financial statements, states that Hailiang Education Group Inc. entered into significant transactions with related parties during the years ended June 30, 2020 and 2019.

/s/ KPMG Huazhen LLP

Hangzhou, China

October 14, 2020